UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 1-A POS
POST-QUALIFICATION AMENDMENT NO. 1
TO FORM 1-A

CROWDCASTING INC.
(Exact name of issuer as specified in its charter)

SEC File Number: 024-12738
CIK: 0002125668
Jurisdiction: California
Principal Executive Offices: 2219 Main Street, Unit 389, Santa Monica, California 90405
Telephone: (310) 873-8609

EXPLANATORY NOTE

This Post-Qualification Amendment No. 1 amends and supplements the Offering Statement on Form 1-A of Crowdcasting Inc. that was qualified by the Securities and Exchange Commission on May 14, 2026. The Company is filing this amendment to provide current disclosure in connection with its intended registration of its common stock under the Securities Exchange Act of 1934.

No securities have been sold under the qualified Regulation A offering, and the Company has received no proceeds from the offering. Except as expressly stated in this amendment, the offering terms remain unchanged. The maximum offering amount remains $25,000,000, the offering price remains $1.00 per share, and the securities offered remain shares of the Company's common stock.

PART II - OFFERING CIRCULAR

CROWDCASTING INC.
A California Corporation

REGULATION A - TIER 2
Up to 25,000,000 Shares of Common Stock
$1.00 per Share
Maximum Offering: $25,000,000

July 27, 2026

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF THIS OFFERING CIRCULAR. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

1. Offering Terms

The Company is offering up to 25,000,000 shares of common stock at a price of $1.00 per share, for maximum gross proceeds of $25,000,000. The offering is being conducted on a best-efforts basis.

As of the date of this Post-Qualification Amendment, no shares have been sold pursuant to the Regulation A offering, and the Company has received no offering proceeds. All shares qualified for sale remain unsold and available, subject to the terms of the offering and applicable law.

2. Purpose of This Amendment

The Company is filing this Post-Qualification Amendment to provide current disclosure in connection with the Company's intended registration of its common stock under the Securities Exchange Act of 1934. The Company makes no assurance that it will obtain DTC eligibility, establish a trading market, secure custody or transaction services from any broker-dealer, or qualify for listing on Nasdaq or any other securities exchange.

3. Company Information

Crowdcasting Inc. is a California corporation formed on April 30, 2024. Its principal executive offices are located at 2219 Main Street, Unit 389, Santa Monica, California 90405. Its telephone number is (310) 873-8609.

The Company is an early-stage technology company focused on developing a digital performance-based marketing and crowdsourcing platform connecting businesses with independent digital marketers, affiliates, and contributors.

4. Updated Risk Factors

No Public Market. There is currently no established public trading market for the Company's common stock. DTC eligibility, if obtained, would not itself create a market, establish a market price, require a broker to accept the shares, or assure that investors can resell their shares.

Exchange Act Reporting Costs. If the Company registers its common stock under the Exchange Act, it will incur additional legal, accounting, audit, governance, filing, and compliance costs. The Company may not have sufficient capital to meet those obligations.

Listing Is Not Assured. The Company may pursue a direct listing or other exchange listing in the future, but Nasdaq and other exchanges apply separate quantitative and qualitative standards and retain discretion over listing approval.

Early-Stage Operations. The Company has not generated revenue and remains dependent upon financing to continue development and execute its business plan.

5. Management's Discussion and Analysis

As of the date of this amendment, the Company remains an early-stage company and has not generated revenue. Its activities have consisted principally of organization, planning, platform development, legal and compliance work, and preparation for financing.

Since December 31, 2025, the Company has continued organizational, planning, platform-development, legal, compliance, and financing-preparation activities. The Company has not sold any securities under the qualified Regulation A offering and has received no proceeds from the offering.

6. Capitalization and Principal Shareholder

The Company is authorized to issue 500,000,000 shares of common stock. As of the date of this Post-Qualification Amendment, 10,000,000 shares of common stock are issued and outstanding. John Stewart, the Company's founder and Chief Executive Officer, beneficially owns all 10,000,000 outstanding shares, representing 100% of the issued and outstanding common stock before any sales under this offering. The founder shares were issued before qualification of the Regulation A offering, and no Regulation A shares have been sold.

7. Use of Proceeds

The Company intends to use offering proceeds for platform development, marketing and merchant acquisition, affiliate recruitment, working capital, legal and compliance costs, transfer-agent and escrow expenses, audit and accounting expenses, securities-processing expenses, broker-dealer expenses, DTC-related expenses, public-company preparation, and general corporate purposes. The allocation of proceeds will depend on the amount raised and the Company's needs at the time funds become available.

8. Plan of Distribution and Escrow

The offering is being conducted on a best-efforts basis. Subscriptions may be accepted directly by the Company or through properly engaged intermediaries.

The Company intends to appoint Colonial Stock Transfer Company, Inc. as escrow agent for the offering, subject to execution of a definitive escrow agreement. Colonial Stock Transfer Company, Inc. is not the Company's transfer agent. The Company will file the definitive escrow agreement as an exhibit before accepting investor funds through Colonial.

The Company has not engaged a broker-dealer or placement agent to sell securities in this offering as of the date of this amendment. Any future broker-dealer engagement, compensation arrangement, or selling agreement will be disclosed and filed as required before securities are sold through that intermediary.

9. Transfer Agent

The Company's transfer agent is Transfer Online, Inc., 512 SE Salmon Street, Portland, Oregon 97214, telephone (503) 227-2950. Transfer Online, Inc. maintains the Company's shareholder records and stock ledger.

10. Financial Statements

The audited financial statements included in the qualified Offering Statement are for the years ended December 31, 2025 and 2024 and are accompanied by the Independent Auditor's Report of CF Audits LLC dated March 17, 2026. Those financial statements and related notes are incorporated by reference from the Offering Statement previously filed under SEC File No. 024-12738. CF Audits LLC has provided a consent dated July 27, 2026, which is filed as Exhibit 11.1 to this amendment.

11. Incorporation by Reference

Except as expressly amended or supplemented by this Post-Qualification Amendment, the disclosure contained in the Offering Circular previously qualified on May 14, 2026, including the business description, use of proceeds, dilution, plan of distribution, description of securities, financial statements and notes, and other required disclosure, is incorporated by reference into this Post-Qualification Amendment. This amendment should be read together with that qualified Offering Circular.

PART III - EXHIBITS

The Company incorporates by reference the exhibits previously filed with its Offering Statement on Form 1-A under SEC File No. 024-12738, except to the extent superseded or supplemented by this Post-Qualification Amendment.

Exhibit No. 2.1 - Articles of Incorporation of Crowdcasting Inc., incorporated by reference.

Exhibit No. 2.2 - Bylaws of Crowdcasting Inc., incorporated by reference.

Exhibit No. 4.1 - Form of Subscription Agreement, incorporated by reference.

Exhibit No. 4.2 - Form of Common Stock Certificate, incorporated by reference.

Exhibit No. 8.1 - Form of Escrow Agreement, incorporated by reference; any definitive Colonial escrow agreement will be filed when executed.

Exhibit No. 11.1 - Consent of CF Audits LLC, dated July 27, 2026, filed herewith.

Exhibit No. 12.1 - Legal Opinion and Consent of Counsel, incorporated by reference.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Post-Qualification Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized.

CROWDCASTING INC.

By: /s/ John Stewart
Name: John Stewart
Title: Chief Executive Officer and Director
Date: July 27, 2026
Address: 2219 Main Street, Unit 389, Santa Monica, California 90405